EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement (Securities Act File No. 333-52372) of Merrill Lynch Senior Floating Rate Fund II, Inc. ( the “Fund II”) of our reports dated October 23, 2003 for the Fund II and for Master Senior Floating Rate Trust (the “Trust”), both appearing in the August 31, 2003 Annual Report of the Fund II, and of our report dated October 17, 2002 for the Fund II and for the Trust, both appearing in the August 31, 2002 Annual Report of the Fund II.

/s/ Deloitte & Touche LLP

Princeton, New Jersey May 14, 2004